JONES,  WALKER
                             WAECHTER, POITEVENT
                           CARRERE & DENEGRE, L.L.P.

                                March 22, 1999


Bayou Steel Corporation
P.O. Box 5000
LaPlace, LA  70069-1157

     Re:

Gentlemen:

     We have acted as your counsel in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement") filed by Bayou Steel Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), on the date hereof, covering the sale from time to time by the selling stockholder named in the Registration Statement of up to 822,422 shares of Class A Common Stock, $.01 par value per share of the Company (the "Shares") issuable upon the exercise of an outstanding warrant to purchase Class A Common Stock (the "Warrant").

     In so acting, we have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, we are of the opinion that when issued to the selling stockholder upon the exercise of the Warrant in accordance with the Preferred Stock and Warrant Purchase Agreement (including the payment of the exercise price specified therein), the Shares issuable upon exercise of the Warrant will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              Jones, Walker, Waechter, Poitevent,
                                Carrere & Denegre,  L.L.P.


                              By:  /S/ LISA M. BUCHANAN
                                       Lisa M. Buchanan